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                                                                    Exhibit 12.1


                     E. I. DU PONT DE NEMOURS AND COMPANY

                                   PRO FORMA

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in millions)

              Ratio of earnings to fixed charges on a continuing operations basis reflecting interest allocations to
          Conoco Inc., which is reported as discontinued operations.

                                                                                  Years Ended December 31
                                                                  ---------------------------------------------------
                                                                     1999       1998       1997       1996       1995
                                                                  -------    -------    -------    -------    -------
Income from Continuing Operations Before
   Extraordinary Item ......................................      $   219    $ 1,648    $ 1,432    $ 2,931    $ 2,858
Provision for Income Taxes .................................        1,410        941      1,354      1,416      1,432
Minority Interests in Earnings of Consolidated
   Subsidiaries ............................................           61         24         43         40         29
Adjustment for Companies Accounted for
   by the Equity Method ....................................           33        (39)       936 (a)     82        126
Capitalized Interest .......................................         (107)      (120)       (80)       (70)       (76)
Amortization of Capitalized Interest .......................           88 (b)     65 (b)     82 (b)    127 (b)     81
                                                                  -------    -------    -------    -------    -------

                                                                    1,704      2,519      3,767      4,526      4,450
                                                                  -------    -------    -------    -------    -------

Fixed Charges:
   Interest and Debt Expense(c) ............................          535        520        389        409        449
   Capitalized Interest ....................................          107        120         80         70         76
   Rental Expense Representative of Interest
      Factor ...............................................           66         71         83         80         80
                                                                  -------    -------    -------    -------    -------

                                                                      708        711        552        559        605
                                                                  -------    -------    -------    -------    -------

Total Adjusted Earnings Available for Payment
   of Fixed Charges ........................................      $ 2,412    $ 3,230    $ 4,319    $ 5,085    $ 5,055
                                                                  =======    =======    =======    =======    =======
Number of Times Fixed Charges
   are Earned(c) ...........................................          3.4        4.5        7.8        9.1        8.4
                                                                  =======    =======    =======    =======    =======

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(a)  Includes write-off of Purchased In-Process Research and Development associated with acquisition of 20% interest in Pioneer Hi-Bred International, Inc.

(b) Includes write-off of capitalized interest associated with divested businesses.

(c) Excludes interest and debt expense which has been allocated to or incurred by discontinued operations. Divestiture of Conoco Inc. was completed August 6, 1999.